Exhibit 99.1

Deluxe Corporation
P.O. Box 64235
St. Paul, MN 55164-0235
(651) 483-7111

For additional information:
Jeff Johnson
Treasurer and VP Investor Relations
(651) 787-1068

NEWS RELEASE

July 28, 2011

DELUXE REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS
Small Business Services revenue grows 5%
Diluted EPS of $0.68; adjusted EPS of $0.75 exceeds high end of outlook
Acquires PsPrint, leading web-to-print provider

St. Paul, Minn. — July 28, 2011 — Deluxe Corporation (NYSE: DLX) announced its financial results for the second quarter ended June 30, 2011. Key financial highlights include:

	Q2 2011	Q2 2010	Vs. Q2 2010
Revenue	$346.3 million	$348.0 million	-0.5%
Net income	$35.5 million	$33.6 million	+5.7%
Diluted EPS — GAAP	$0.68	$0.65	+4.6%
Adjusted diluted EPS – Non-GAAP	$0.75	$0.68	+10.3%

A reconciliation between earnings per share on a GAAP basis and adjusted earnings per share on a non-GAAP basis is provided in the table on page 4.

Revenue of $346.3 million and diluted earnings per share (EPS) of $0.68 were at the high end of the Company’s prior outlook while adjusted diluted EPS of $0.75 per share exceeded the prior outlook. Earnings were better than expected primarily due to a favorable product mix and lower effective tax rate.

“Deluxe had another strong quarter with performance at the high end of our expectations,” said Lee Schram, CEO of Deluxe. “Small Business Services revenue grew 5% over last year, our strongest quarterly growth rate since the NEBS acquisition in 2004. Additionally, marketing and other services revenue grew 9% over last year and continues to help drive our transformation. We now have two strong quarters behind us, positioning us well to deliver our revenue and EPS growth objectives in the last half of the year.”

Commenting on the recent PsPrint acquisition, Schram noted, “PsPrint accelerates our web-to-print efforts adding online marketing and promotional services capabilities. This is a great opportunity for us to leverage organic web-to-print investments with established systems and processes at PsPrint, expanding our presence in the fast growing web-to-print space.”

Second Quarter 2011 Highlights:

•	Revenue for the quarter was $346.3 million compared to $348.0 million during the second quarter of 2010 with growth in Small Business Services partially offsetting declines in Financial Services.

•	Gross margin was 65.1 percent of revenue compared to 65.0 percent in 2010. Favorable impacts from price increases and the Company’s continued cost reduction initiatives were offset by increased material costs and delivery rates.

•	Selling, general and administrative (SG&A) expense decreased $3.2 million in the quarter compared to 2010. Increased SG&A expense associated with acquisitions, brand awareness campaigns, and investments in revenue generating initiatives were more than offset by benefits from continuing to execute against cost reduction initiatives.

•	Operating income in 2011 was $64.0 million compared to $63.2 million in the second quarter of 2010. Restructuring and transaction-related costs were $5.0 million in 2011 versus $2.7 million in 2010. The 2011 costs were primarily attributable to the Company’s on-going cost reduction initiatives and the April Banker’s Dashboard acquisition. Operating income was 18.5 percent of revenue compared to 18.2 percent in the prior year.

•	Reported diluted EPS increased $0.03 from the prior year driven by improved operating performance and a lower effective tax rate primarily from lower state taxes in 2011.

Segment Highlights

Small Business Services

•	Revenue was $203.1 million versus $193.2 million in 2010. Revenue was higher in the quarter as growth in the Safeguard distributor and dealer channels, Canada, and marketing and other services, as well as the benefit of price increases, more than offset volume declines in checks and forms.

•	Operating income in 2011 increased to $34.3 million from $30.5 million in 2010.

Financial Services

•	Revenue was $86.7 million compared to $98.2 million in 2010. The impact of price increases in 2011 was more than offset by the remaining amortization of a 2009 contract settlement in 2010 and lower order volumes caused by check usage declines. Revenues declined 6% excluding the contract settlement amortization in the prior year.

•	Operating income in 2011 decreased to $13.2 million from $20.0 million in 2010.

Direct Checks

•	Revenue was $56.5 million compared to $56.6 million in 2010. Lower order volume resulting from the continued decline in check usage was offset by increased revenue per order, which included the benefit of revenue synergies in the Custom Direct part of the business.

•	Operating income in 2011 increased to $16.5 million from $12.7 million in 2010.

Other Highlights

•	Cash provided by operating activities for the first half of 2011 totaled $104.2 million, an increase of $33.6 million compared to 2010. The increase was due primarily to stronger operating performance and lower income tax, severance and contract acquisition payments.

•	In the second quarter the Company repurchased $12 million of shares to off-set dilution from the acquisition of Bankers Dashboard and employee equity compensation plans.

•	In early July 2011, the Company purchased PsPrint, a leading web-to-print service provider for $45 million in cash. The acquisition is expected to generate an incremental $15 million in revenue for the remainder of 2011 and be neutral to Diluted EPS after including transaction costs and acquisition-related amortization expense.

Outlook

Third Quarter 2011:

Current outlook(1) (7/28/2011)
Revenue	$353 to $361 million
Diluted EPS – GAAP	$0.67 to $0.73
Adjusted diluted EPS – Non-GAAP	$0.71 to $0.77

Full Year 2011:

	Prior outlook	Current outlook(1)
	(4/28/2011)	(7/28/2011)
Revenue	$1.385 to $1.420 billion	$1.410 to $1.435 billion
Diluted EPS – GAAP	$2.73 to $2.93	$2.77 to $2.92
Adjusted diluted EPS – Non-GAAP	$2.90 to $3.10	$3.00 to $3.15
Operating cash flow	$215 to $230 million	$218 to $228 million
Capital expenditures	$35 million	$35 million
Depreciation and amortization	$72 million	$74 million
Effective tax rate	approximately 33%	approximately 33%

(1) Includes impact from the PsPrint acquisition.

Editor’s Note

•	Deluxe will hold an open-access teleconference call today at 11:00 a.m. ET (10:00 a.m. CT) to review the financial results. All interested persons may listen to the call by dialing 1-866-202-4367 (access code 14107904).

•	The presentation also will be available via a simultaneous webcast at www.deluxe.com in the news and investor relations section.

•	An audio replay of the call will be available through midnight on August 11th by calling 1-888-286-8010 (access code 53073331). The presentation will be archived on Deluxe’s web site.

About Deluxe Corporation
Deluxe is a growth engine for small businesses and financial institutions. Four million small business customers access Deluxe’s wide range of products and services including customized checks and forms as well as web-site development and hosting, search engine marketing, logo design and business networking. For financial institutions, Deluxe offers industry-leading programs in checks, customer acquisition, regulatory compliance, fraud prevention and profitability. Deluxe is also a leading printer of checks and accessories sold directly to consumers.  For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a further deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross margin; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time maintaining its operating margins, are delayed or unsuccessful; risks that the Company’s recent acquisitions do not produce the anticipated results or revenue synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services, including new e-commerce, fraud monitoring and protection, regulatory compliance and business services, and the failure of such new products and services to deliver the expected revenues and other financial targets; and the impact of governmental laws and regulations. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2010.

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters ended June 30, 2011 and 2010 and our outlook for 2011. The Company’s management believes that adjusted earnings per share (EPS) is a useful financial measure because certain items during 2011 and 2010 (restructuring and related costs, transaction-related costs, losses on repurchases of debt and the tax impact of health care legislation) impact the comparability of reported net income. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Adjusted EPS from continuing operations reconciles to reported EPS from continuing operations as follows:

	Outlook	Actual
	Q2 2011 (provided on April 28, 2011)	Q2 2011	Q2 2010

Adjusted EPS from continuing operations	$0.66 to $0.71	$0.75	$0.68
Restructuring-related costs	(0.02)	(0.06)	(0.03)
Transaction-related costs	(0.01)	(0.01)	—

Reported EPS from continuing operations	$0.63 to $0.68	$0.68	$0.65

	Outlook
	Q3 2011	Total Year 2011
Adjusted EPS from continuing operations	$0.71 to $0.77	$3.00 to $3.15
Net loss on repurchases of debt	-	(0.10)
Restructuring-related costs	(0.03)	(0.11)
Transaction-related costs	(0.01)	(0.02)

Reported EPS from continuing operations	$0.67 to $0.73	$2.77 to $2.92

Financial Highlights
DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended June 30,
	2011		2010
Revenue	$346.3		$348.0
Cost of goods sold, including restructuring charges	120.7	34.9%	121.9		35.0%

Gross profit	225.6	65.1%	226.1		65.0%
Selling, general and administrative expense	157.5	45.5%	160.7		46.2%
Net restructuring charges	4.1	1.2%	2.2		0.6%

Operating income	64.0	18.5%	63.2		18.2%
Interest expense	(12.0)	(3.5%)		(11.5)	(3.3%)
Other expense	(0.1)	-		(1.0)	(0.3%)

Income before income taxes	51.9	15.0%	50.7		14.6%
Income tax provision	16.4	4.7%	17.1		4.9%

Net income	$35.5	10.3%	$33.6		9.7%

Weighted average dilutive shares outstanding	51.7		51.4
Diluted earnings per share	$0.68		$0.65
Capital expenditures	$10.9		$11.3
Depreciation and amortization expense	18.9		19.8
Number of employees-end of period	5,692		5,895
Non-GAAP financial measure — EBITDA(1)	$82.8		$82.0
Non-GAAP financial measure — Adjusted EBITDA(1)	87.8		84.7

(1)	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items (i.e., restructuring and related costs, transaction-related costs, and loss on debt retirements), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles and interest expense in the current year and in previous years have been significantly impacted by acquisitions. Certain transactions in 2011 and 2010 also impacted the comparability of reported net income. We believe that measures of operating performance which exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Quarter Ended June 30,
	2011	2010
Adjusted EBITDA	$87.8	$84.7
Restructuring and related costs	(4.6)	(2.4)
Transaction-related costs	(0.4)	(0.3)

EBITDA	82.8	82.0
Income tax provision	(16.4)	(17.1)
Interest expense	(12.0)	(11.5)
Depreciation and amortization expense	(18.9)	(19.8)

Net income	$35.5	$33.6

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Six Months Ended June 30,
	2011		2010
Revenue	$696.0		$683.1
Cost of goods sold, including restructuring charges	240.8	34.6%	240.3	35.2%

Gross profit	455.2	65.4%	442.8	64.8%
Selling, general and administrative expense	318.3	45.7%	308.7	45.2%
Net restructuring charges	5.5	0.8%	1.9	0.3%

Operating income	131.4	18.9%	132.2	19.4%
Loss on early extinguishment of debt	(7.0)	(1.0%)	-	-
Interest expense	(24.1)	(3.5%)	(22.1)	(3.2%)
Other income (expense)	0.1	-	(1.4)	(0.2%)

Income before income taxes	100.4	14.4%	108.7	15.9%
Income tax provision	32.4	4.7%	41.3	6.0%

Income from continuing operations	68.0	9.8%	67.4	9.9%
Net loss from discontinued operations	—	-	(0.4)	(0.1%)

Net income	$68.0	9.8%	$67.0	9.8%

Weighted average dilutive shares outstanding	51.7		51.3
Diluted earnings (loss) per share:
Continuing operations	$1.31		$1.31
Net loss from discontinued operations	—		(0.01)
Net income	1.31		1.30
Continuing operations:
Capital expenditures	$19.3		$21.1
Depreciation and amortization expense	38.7		35.3
Number of employees-end of period	5,692		5,895
Non-GAAP financial measure — EBITDA(1)	$163.2		$166.1
Non-GAAP financial measure — Adjusted EBITDA(1)	176.7		169.4

(1)	See the discussion of EBITDA and Adjusted EBITDA on the previous page. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Six Months Ended June 30,
	2011	2010
Adjusted EBITDA	$176.7	$169.4
Restructuring and related costs	(6.1)	(2.9)
Transaction-related costs	(0.4)	(0.4)
Loss on early extinguishment of debt	(7.0)	—

EBITDA	163.2	166.1
Income tax provision	(32.4)	(41.3)
Interest expense	(24.1)	(22.1)
Depreciation and amortization expense	(38.7)	(35.3)
Net loss from discontinued operations	—	(0.4)

Net income	$68.0	$67.0

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30,	December 31,	June 30,
	2011	2010	2010
Cash and cash equivalents	$17.6	$17.4	$15.5
Other current assets	165.6	153.9	168.5
Property, plant & equipment-net	117.1	120.2	119.2
Intangibles-net	152.5	155.1	171.4
Goodwill	752.3	725.9	725.4
Other non-current assets	129.9	136.2	136.9

Total assets	$1,335.0	$1,308.7	$1,336.9

Short-term debt	$13.0	$7.0	$99.0
Other current liabilities	195.3	204.5	202.5
Long-term debt	740.0	748.1	747.5
Deferred income taxes	49.6	46.8	43.9
Other non-current liabilities	71.5	76.1	81.0
Shareholders’ equity	265.6	226.2	163.0

Total liabilities & shareholders’ equity	$1,335.0	$1,308.7	$1,336.9

Shares outstanding	51.0	51.3	51.4

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2011	2010
Cash provided (used by):
Operating activities:
Net income	$68.0	$67.0
Depreciation and amortization of intangibles	38.7	35.3
Contract acquisition payments	(5.6)	(10.7)
Other	3.1	(21.0)

Total operating activities	104.2	70.6

Investing activities:
Purchases of capital assets	(19.3)	(21.1)
Payments for acquisitions	(35.0)	(98.6)
Proceeds from life insurance policies	—	5.8
Net change in marketable securities	—	2.0
Other	(1.0)	(1.9)

Total investing activities	(55.3)	(113.8)

Financing activities:
Net change in debt	(9.0)	73.0
Dividends	(25.7)	(25.7)
Share repurchases	(18.0)	—
Shares issued under employee plans	6.5	1.6
Other	(3.0)	(2.8)

Total financing activities	(49.2)	46.1
Effect of exchange rate change on cash	0.5	(0.2)

Net change in cash and cash equivalents	0.2	2.7
Cash and cash equivalents: Beginning of period	17.4	12.8

Cash and cash equivalents: End of period	$17.6	$15.5

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended June 30,
	2011	2010
Revenue:
Small Business Services	$203.1	$193.2
Financial Services	86.7	98.2
Direct Checks	56.5	56.6

Total	$346.3	$348.0

Operating income: (1)
Small Business Services	$34.3	$30.5
Financial Services	13.2	20.0
Direct Checks	16.5	12.7

Total	$64.0	$63.2

	Six Months Ended June 30,
	2011	2010
Revenue:
Small Business Services	$403.1	$385.5
Financial Services	174.7	199.7
Direct Checks	118.2	97.9

Total	$696.0	$683.1

Operating income: (1)
Small Business Services	$70.1	$59.6
Financial Services	28.9	44.0
Direct Checks	32.4	28.6

Total	$131.4	$132.2

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(1) Operating income includes the following restructuring and related costs and transaction-related costs:

	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Small Business Services	$2.1	$(0.1)	$2.9	$0.5
Financial Services	2.4	0.3	2.8	0.5
Direct Checks	0.5	2.5	0.8	2.3

Total	$5.0	$2.7	$6.5	$3.3

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters and six months ended June 30, 2011 and 2010. The Company’s management believes that operating income by segment, excluding restructuring and transaction-related costs in each period, is a useful financial measure because these items impacted the comparability of reported operating income during 2011 and 2010. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
SEGMENT OPERATING INCOME
EXCLUDING RESTRUCTURING AND RELATED COSTS AND TRANSACTION-RELATED COSTS
(In millions)

	Quarter Ended June 30,
	2011	2010
Adjusted operating income: (1)
Small Business Services	$36.4	$30.4
Financial Services	15.6	20.3
Direct Checks	17.0	15.2

Total	$69.0	$65.9

	Six Months Ended June 30,
	2011	2010
Adjusted operating income: (1)
Small Business Services	$73.0	$60.1
Financial Services	31.7	44.5
Direct Checks	33.2	30.9

Total	$137.9	$135.5

(1) Operating income excluding restructuring and transaction-related costs reconciles to reported operating income as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Adjusted operating income	$69.0	$65.9	$137.9	$135.5
Restructuring and transaction-related costs:
Small Business Services	(2.1)	0.1	(2.9)	(0.5)
Financial Services	(2.4)	(0.3)	(2.8)	(0.5)
Direct Checks	(0.5)	(2.5)	(0.8)	(2.3)

Total	(5.0)	(2.7)	(6.5)	(3.3)

Reported operating income	$64.0	$63.2	$131.4	$132.2

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